EMPLOYMENT AGREEMENT


	This Employment Agreement (this "Agreement") dated as of November 30, 2006 is made by and between ALTAMIRA INSTRUMENTS INC., a Delaware corporation (the "Company"), and BROOKMAN P. MARCH, who resides at 105 Cambridge Court, Harwick, Pennsylvania 15238 ("March").

WITNESSETH:

	WHEREAS, the Company is engaged in the business of producing and distributing catalyst research instruments ( the "Business"), and March has been employed by the Company in the sales and marketing of its products; and

WHEREAS, the Company desires to continue to have the benefit of his continued employment, and March wishes to continue to be so employed by the Company on the terms and conditions hereinafter contained.

	NOW, THEREFORE, it is hereby agreed as follows:

1.	Employment.  The Company hereby employs March as the Director of Sales and Marketing of the Company for the Term as defined in Paragraph 2 below to perform the duties described in Paragraph 3 hereof.

2.	Employment Term.  Subject to the terms of Paragraph 7 below, the employment of March by the Company pursuant to this Agreement shall begin on the date hereof (hereinafter the "Effective Date") and continue through the second anniversary of the date hereof subject to extension at the option of the Company for additional one-year terms but not beyond the fourth anniversary of the Effective Date by the delivery of a written notice of renewal from the Company to March no later than 90 days prior to the commencement of the additional one-year term. The period of employment from the Effective Date until the last date of employment (the "Termination Date") pursuant to this Agreement is herein referred to as the "Term".

3.	Employee Duties.  March shall devote his full time and attention to the business and affairs of the Company and its subsidiaries performing duties substantially similar to the duties he performed for or on behalf of the Company during the 12-month period ended the date herein and those additional duties reasonably designated by the Chief Executive Officer of the Company (the "CEO"). He shall report directly to the CEO. The Company may require March to perform such duties from its facilities in Pennsylvania or if the Company's operations are relocated to Long Island, from Long Island, New York.

4.	Salary.  As his compensation hereunder, March shall be paid by the Company a salary at the rate of $110,000 per annum during the first two years of the Term, payable in bi-monthly installments. In the event the Term is extended as provided in Paragraph 2, his salary shall be at the annual rate of his salary for the immediately preceding year adjusted for the increase, if any, in the Consumer Price Index - All Urban Consumers, New York, Northern New Jersey-
Long Island (1982-1984=100) (the "CPI") as of the end of the month preceding the additional year from the CPI as of a date one year earlier, plus an amount equal to two percent of his salary for the year preceding the year of extension.

5.	Expenses.

a.	Subject to the authorization of the Chief Executive Officer of the Company, March is authorized to incur reasonable and necessary expenses in connection with the discharge of his duties and in promoting the business of the Company and the Company will provide him with a cellular phone and advance or reimburse March for all such expenses including those incurred for operating a laptop computer suitable for PowerPoint, home fax, an American Express Card annual fee, and dues for membership in one related professional organization upon presentation on a timely basis of a properly itemized account of such expenditures, setting forth the proper business reasons for such expenditures. All equipment provided to Employee for fulfillment of his duties such as computers and telephones is the property of the Company.

b.	In the event that the Company requires his services to be
performed from a facility in Long Island, New York, March shall relocate his residence to such area for such purpose. In such event the Company will reimburse March for the expenses, not to exceed $20,000, incurred by him and his wife, in moving to their permanent residence in the area, such reimbursement to be made against appropriate related invoices.

6.	Other Benefits; Vacation.

a.	During the Term, March shall be entitled to receive from the
Company such medical, hospital, dental, life and disability benefits consistent with those provided to other employees of the Company or of its parent corporation, Scientific Industries, Inc. ("SI").

b.	March shall be entitled to annual vacation of 3 weeks during each 12-month period during the Term.

7.	Termination By the Company Due to Death, Disability or Cause;
Termination by March for Good Cause or the Company Without Cause.

a.	In the event of March's death during the Term, this Agreement shall terminate automatically as of the date of death, except with respect to any accrued but unsatisfied obligations as to salary, benefits and expense reimbursements to the date of death.

b.	In the event of March's Disability (as hereinafter defined)
during the Term for thirty (30) consecutive calendar days or sixty
(60) calendar days in the aggregate during any twelve (12) consecutive months, the Company shall have the right, by written notice to March, to terminate this Agreement as of the date of such notice, except (i) Paragraphs 8 and 9 shall remain in full force and effect, and (ii) with respect to any accrued but unsatisfied obligation as to salary, benefits and expense reimbursements under this Agreement to the date of such termination. "Disability" for the purposes of this Agreement shall mean March's physical or mental disability so as to render him incapable of carrying out his essential duties under this Agreement.

c.	The Company shall have the right to discharge March and
terminate this Agreement, except Paragraphs 8 and 9 shall remain in full force and effect, for Cause (as hereinafter defined) upon the failure of March to cure the Cause by the end of the 30 day period following delivery of written notice of such termination to March setting forth the Cause. For the purpose of this Agreement, "Cause" shall mean (i) conviction of a felony, (ii) gross neglect or gross misconduct (including conflict of interest) in the carrying out of March's duties under this Agreement, (iii) repeated or substantial failure, refusal or neglect to perform March's duties in accordance with Paragraph 3 hereof, (iv) the engaging by March in a material act or acts of dishonesty affecting the Company or its subsidiaries, or (v) alcohol abuse or the illegal use of drugs by March, in each case in a manner materially and repeatedly interfering with performance of March's obligations under this Agreement.
In the event of a termination by the Company pursuant to this Paragraph 7(c), the Company shall not be under any further obligation to March hereunder except to pay March, subject to the rights and remedies of the Company under the circumstances, (x) salary and benefits accrued and payable up to the date of such termination, and (y) reimbursement for expenses accrued and payable under Paragraph 5 hereof through the date of termination.

d.	In the event of a termination of March's employment
without cause other than a termination pursuant to Paragraphs 2 or 7(a) or (b) or a termination of his employment by March for cause, the Company shall pay March: (i) all accrued but unpaid Company obligations and (ii) continue to pay his salary pursuant to Paragraph 4 for the period ending on the earlier of a date one year from such termination or the last day of the then Term as, if applicable, it has been extended pursuant to the prior delivery notice of extension pursuant to Paragraph 2 but for such termination less any compensation earned by March during the period from another employer or employers. March shall not be under any obligation to seek other employment. March may terminate his employment for cause in the event of (i) a reduction of his salary other than based on the Company's performance or one similarly made to all executive employees of the Company;
or (ii) a significant change in March's responsibilities or duties which would constitute a demotion, or (iii) requiring March to relocate his permanent residence other than to the Pittsburgh, Pennsylvania area or the area of Nassau or Suffolk counties in New York, except in accordance with a relocation of the principal facilities of the Company.

8.	Non-Competition.

a.	Subject to the Company not then being in default of its
obligations under this Agreement, March agrees that for a period ending on a date which is five years following the last day of his employment by the Company or a subsidiary of the
Company (the "Non-Competition Period"), he shall not:
i.	engage directly or indirectly in the "Restricted Area" as
defined below in the business of developing, producing, marketing or selling catalytic research instruments or components, or items which the Company during the Term has advised March it, or its subsidiary, intends to produce or sell (collectively the "Non-Competition Activities") or;
ii.	perform services (including without limitation as an employee, independent contractor, officer, director or consultant) for, or otherwise be engaged by or have any financial interest in or affiliation with any individual corporation, partnership or any other entity involved in the Non-Competition Activities
("Competitor Entity") or;
iii.	own, along with his affiliates, including parents, siblings
and members of their families, directly or indirectly
(the "March Group"), at least 2% in the aggregate of the
outstanding equity interests of any Competitor Entity;
provided, however, that nothing contained in this Paragraph 8(a)
shall prevent March from purchasing as an investment securities of any corporation whose securities are regularly traded on any national securities exchange or in the over-the-counter market if such purchase would not result in the March Group owning at the time of the purchase more than 3% of the outstanding equity
interests of the Competitor Entity.
iv.	Restricted Area shall mean the United States or any other
nation in which the Company or subsidiary engages or, to his knowledge, intends to engage in a Non-Competition Activity.

b.	During the Non-Competition Period and subject to the
Company's not being in breach of the terms of this Agreement, March shall not solicit or induce any employee of the Company or a subsidiary, to leave its employ.

c.	If the final judgment of a court of competent jurisdiction
declares that any term or provision of Paragraphs 8(a) or (b) above, is invalid or unenforceable, the parties to this Agreement agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.	Confidential Information.

a.	March agrees that during and after the Term he will not,
directly or indirectly, disclose to any person, or use or otherwise exploit for the benefit of March or for the benefit of anyone other than the Company, any Confidential Information (as defined in Section 9(c)). March shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any therefore is specifically required by law;
provided, however, that in the event disclosure is required by applicable law, March shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

b.	At the request of the Company, March agrees to deliver to the
Company, at any time during the Term, or thereafter, all Confidential Information which March may possess or control. March agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by March during the Term exclusively belongs to the Company (and not to March).
March will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

c.	"Confidential Information" means any confidential information including, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, vendor lists, customer pricing or terms, details of client or consultant contracts, pricing policies, cost information, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any business, scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements, information relating to the products currently being sold, developed or contemplated, by the Company, or which hereinafter may be sold, developed or contemplated, by the Company through the date of termination of the Term, including, but not limited to, catalytic research instruments, mixers, including vortex mixers, rotating, shaking or oscillating apparatus; thermoelectric apparatus; or any industrial or laboratory processes, apparatus or equipment relating thereto
(the "Products") or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by March not permissible hereunder.

10.	Remedies.

a.	Nothing herein contained is intended to waive or diminish any rights the Company have at law or in equity at any time to protect and defend its legitimate property interests including its business relationships with third parties, the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other rights it may have at law or in equity.

b.	A breach by March of the provisions of Paragraphs 8(a), 8(b), or 9 above, or the failure of the March to discontinue any action within two business days following written notice from the Company to March to discontinue such action which if consummated would constitute a breach of the provisions of Paragraphs 8(a), 8(b) or 9 above, may cause the Company irreparable injury and damage. March therefore agrees that damages may be an inadequate remedy and the Company shall be entitled to injunctive and/or other equitable relief to prevent any breach of such Paragraph of this Agreement and to secure its enforcement, without being required to provide any security or post any bond.

11.	For Hire.  The Company shall own forever and throughout the
world all rights of any kind or nature now or hereafter known in and to all of the product of March's employment hereunder in any capacity and any and all parts thereof, including, without limitation, patents (exclusively during the current and renewed or extended term of the patent issued anywhere in the world and thereafter, non-exclusively), trade names, trademarks, copyrights and all other property or proprietary rights in or to any ideas, concepts, designs, drawings, plans, prototypes or any other similar creative works and to the product of any or all of such services, March acknowledging and agreeing that for the foregoing purposes, March is performing his services as the Company's employee-for-hire. Without limiting the generality of the previous sentence, March acknowledges and agrees that all memoranda, notes, records and other documents made or compiled by March or made available to March during his employment by the Company concerning the business of the Company or SI and their respective subsidiaries shall be the property of the Company or SI, as the case may be, and shall be delivered by March to the Company, upon termination of this Agreement or at any other time at the Company's request.

12.	Notices. Any notices pertaining to this Agreement if to the
Company shall be addressed to Altamira Instruments Inc., c/o Scientific Industries Inc., 70 Orville Drive, Bohemia, New York, 11716, attention: Chief Executive Officer, with a copy of any notice to the Company to be sent to Leo Silverstein, Esq., Reitler Brown
& Rosenblatt LLC, 800 Third Avenue, New York, New York 10022 and if to March shall be addressed to him at his address stated in the opening Paragraph of this Agreement, with a copy of any notice to March to be sent to Schnader Harrison Segal & Lewis LLP,
Attention: Jeffrey W. Letwin, Esq., 2700 Fifth Avenue Place,
120 Fifth Avenue, Pittsburgh, PA 15222-3010. All notices shall be in writing and shall be deemed duly given if personally delivered or sent by registered or certified mail, overnight or express mail or by telefax. If sent by registered or certified mail, notice shall be deemed to have been received and effective three days after mailing; if by overnight or express mail or by telefax, notice shall be deemed received the next business day after being sent. Any party may change its address for notice hereunder by giving notice of such change in the manner provided herein.

13.	Entire Agreement.  This Agreement contains the entire
agreement of the parties respecting the subject matter contained herein. No modification of any provision hereof shall be effective except by a written agreement signed by the parties hereto. This Agreement may be executed in counterparts (each of which may be transmitted via facsimile) with the same effect as if all parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

14.	Miscellaneous.

a.	This Agreement shall be governed by and construed in
accordance with the laws of the State of New York applicable to contracts entirely made and performed therein.

b.	This Agreement shall be binding upon and inure to the
benefit of the parties, their respective successors, heirs and assigns (where permitted).

c.	The waiver by one party hereto of any breach by the other
(the "Breaching Party") of any provision of this Agreement shall not operate or be construed as a waiver of any other (prior or subsequent) breach by the Breaching Party, and waiver of a breach of a provision in one instance shall not be deemed a waiver of a breach of such provision in any other circumstance.



IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the year and date first above written.

						ALTAMIRA INSTRUMENTS INC.,


						By:	/s/Helena R. Santos
                                          _______________________
							Name: Helena R. Santos
							Title:   President



                                          /s/Brookman P. March
						      _______________________

                                          BROOKMAN P. MARCH